Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-202624

September 12, 2017

PS BUSINESS PARKS, INC.

8,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A SHARE OF

5.25% CUMULATIVE PREFERRED STOCK, SERIES X

Final Term Sheet

Issuer:	PS Business Parks, Inc. (PSB)

Security:	Depositary Shares Each Representing 1/1000 of a Share of 5.25% Cumulative Preferred Stock, Series X

Size:	8,000,000 depositary shares

Over-allotment Option:	1,200,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-202624

Public Offering Price:	$25.00 per depositary share; $200,000,000 total (not including Over-allotment Option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $6,082,492.50 total; and $0.5000 per share for Institutional Orders; $138,100.00 total

Proceeds to the Company, before expenses:	$193,779,407.50 total (not including Over-allotment Option)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,666,667
Morgan Stanley & Co. LLC	2,666,667
Wells Fargo Securities, LLC	2,666,666

Distribution Rights:	Distributions on the Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on December 28, 2017 (for the period from, and including, the original issue date to, but excluding, January 1, 2018, with the payment on that date being based pro rata on the number of days from, and including, the original issuance of the Preferred Stock).

Redemption:	The depositary shares may not be redeemed until on or after September 21, 2022, except in order to preserve our status as a real estate investment trust.

Trade Date:	September 12, 2017

Settlement Date:	September 21, 2017 (T+7)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	69360J 594

ISIN Number:	US69360J5948

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322, Morgan Stanley & Co. LLC toll-free 1-866-718-1649 or Wells Fargo Securities, LLC toll-free 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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